UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2005

INTERNATIONAL SPEEDWAY CORPORATION
(Exact name of registrant as specified in its charter)

FLORIDA	O-2384	59-0709342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD, DAYTONA BEACH, FLORIDA	32114
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:   (386) 254-2700

No Change
(Former name or address, if changed since last report)

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events

Item 8.01 Other Events

We supplement our consolidated financial statements under accounting principles generally accepted in the United States ("GAAP") with the presentation of EBITDA, a non-GAAP financial measure. We consider EBITDA to be an important indicator of our operating margin. EBITDA should be considered an addition to, not a substitute for, the Company's other measures of performance reported in the consolidated financial statements in accordance with GAAP. A reconciliation of GAAP reporting to EBITDA follows:

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain selected operating statement data presented below, net of taxes.

The adjustments relate to: (1) the presentation of the operations of North Carolina Speedway and Nazareth Speedway as discontinued; (2) the presentation of the sale of North Carolina as discontinued; (3) the cumulative effect of accounting change due to new goodwill accounting in 2002; (4) the final resolution of the North Carolina Speedway dissenter's action related to Penske Motorsports, Inc.'s acquisition of North Carolina Speedway in 1997; (5) the write-off of the net book value of certain undepreciated assets removed in connection with major track reconfiguration/renovation projects at Homestead-Miami Speedway, Daytona International Speedway and Michigan International Speedway; and (6) charges associated with refinancing the majority of the Company's long-term debt. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess our core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)
Date:	02/02/2005	/s/ Glenn R. Padgett
Glenn R. Padgett, Vice President, Chief Counsel - Operations, & Assistant Secretary